UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

APRIL 28, 2005

Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

102 PICKERING WAY, EXTON, PENNSYLVANIA 19341

(Address of principal executive offices and zip code)

(484) 875-3099

 (Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01                                             Entry into a Material Definitive Agreement.

Isolagen, Inc. (“Isolagen”) and Ms. Susan Stranahan Ciallella entered into an employment agreement (the “Agreement”) pursuant to which Ms. Ciallella agreed to serve as General Counsel, Executive Vice President and Secretary of Isolagen from April 28, 2005 until April 28, 2008.  The Agreement provides for an annual salary of $400,000.  Beginning in fiscal year 2005, Ms. Ciallella will be entitled to receive an annual bonus (the “Annual Bonus”) with the 2005 Annual Bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year.   The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria.  The targeted amount of the Annual Bonus shall be 40% of Ms. Ciallella’s base salary. The actual Annual Bonus for any given period may be higher or lower than 40%.  For any fiscal year in which Ms. Ciallella is employed for less than the full year, she shall receive a bonus which is prorated based on the number of full months in the year which are worked.  Under the Agreement, Ms. Ciallella was granted a ten-year option to purchase 300,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of grant, which vests ratably on an annually basis over three years.  Upon termination of the Agreement by Isolagen for a reason other than for cause or upon the death or disability of Ms. Ciallella, Ms. Ciallella is entitled to a severance payment equal to her base salary for the longer of the remaining term of the Agreement or twelve months from the date of termination, when, as and if such payments would have been made in the absence of the termination.  During any period in which severance payments are being made, Ms. Ciallella has agreed not to compete with Isolagen.  Ms. Ciallella is entitled to a one-time payment in the amount of $100,000, payable within 30 days of her commencement of service as General Counsel, Executive Vice President and Secretary.

Item 3.02                                             Unregistered Sales of Equity Securities.

See Item 1.01 for a discussion of the option issued to Ms. Ciallella, which security was issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)                                  Not applicable.

(b)                                 On April 28, 2005, Mr. Michael Macaluso resigned as director of Isolagen.  Mr. Macaluso’s resignation was not due to any disagreement with Isolagen on any matter relating to Isolagen’s operations, policies or practices.  Mr. Macaluso has not furnished Isolagen with any written correspondence concerning the circumstances surrounding his resignation.  Mr. Macaluso was provided with a copy of this report and has indicated his agreement with the statements made by Isolagen herein.

(c)                                  (1)                                  On April 27, 2005, Isolagen appointed Ms. Ciallella to serve as Isolagen’s General Counsel, Executive Vice President and Secretary, subject to the execution of her employment agreement which was executed on April 28, 2005.

(2)                                  Ms. Ciallella, age 46, has not served with Isolagen in any internal capacity prior to her appointment as General Counsel, Executive Vice President and Secretary.   Ms. Ciallella was however the primary outside legal adviser to Isolagen in her capacity as a partner of Dilworth Paxson LLP.  There are no familial relationships between Ms. Ciallella and any director or executive officer of Isolagen.  From July 2003 until April 2005, Ms. Ciallella was a partner in the Philadelphia office of Dilworth Paxson LLP. From 1998 through July 2003, Ms. Ciallella was associated with the law firm of Cozen O’Connor.  In 2001, Ms. Ciallella was a forum participant in the Securities and Exchange Commission’s 20th Annual Government-Business Forum on Small Business Capital Formation.  Ms. Ciallella is a member of the Pennsylvania and New Jersey bars. Ms. Ciallella is a graduate of the University of Florida (B.S., 1980) and Rutgers University Law School (J.D., 1995).  Since August 2002, Ms. Ciallella has served as a member of the Board of Directors of Teletouch Communications, Inc.

(3)                                  See Item 1.01 for a discussion of the employment agreement between Isolagen and Ms. Ciallella.

(d)                                 The Board of Directors has agreed to appoint Ms. Ciallella to the Board of Directors of Isolagen by May 28, 2005, and has agreed to nominate Ms. Ciallella to serve on the Board of Directors during the term of the Agreement.

[THE SIGNATURE PAGE FOLLOWS.]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: May 2, 2005	By:	/s/ Martin Schmieg
Martin Schmieg